Exhibit 99.1

Illumina completes the divestiture of GRAIL

•	GRAIL spin-off complete; GRAIL to begin regular way trading as “GRAL” on June 25

•	Illumina to issue second quarter 2024 results on August 6; leadership to present Strategy Update on August 13

SAN DIEGO, June 24, 2024 /PRNewswire/—Illumina, Inc. (NASDAQ: ILMN) today announced the successful completion of the spin-off of GRAIL. This milestone follows the company’s previously announced plans to divest GRAIL, and GRAIL is now a public and independent company. GRAIL will begin regular way trading on Nasdaq on Tuesday, June 25 under the ticker symbol “GRAL.” Illumina will continue to trade on Nasdaq under the ticker symbol “ILMN.”

“With the completion of the spin-off of GRAIL, we have achieved our goal of divesting GRAIL in a manner that allows its breakthrough technology to continue benefiting patients,” said Jacob Thaysen, CEO of Illumina. “Illumina will maintain a minority share of 14.5% in the company. GRAIL plays a critical role in the fight against cancer, and while the company is no longer part of Illumina, we remain confident in its future and will continue to support GRAIL with our sequencing technology, end-to-end workflows, and suite of services.”

Later this week, Illumina will file an 8-K/A providing historical unaudited pro forma financial information and will provide supplemental non-GAAP information on its investor relations website at https://investor.illumina.com.

Illumina also announced it will issue results and host its earnings call for the second quarter of 2024 following the close of market on Tuesday, August 6, 2024. Illumina will also host a virtual Strategy Update on Tuesday, August 13, 2024, beginning at 8:00 am Pacific Time (11:00 am Eastern Time) and running for approximately two hours. Additional details for these events will be announced in the coming weeks and provided on Illumina’s investor relations website, https://investor.illumina.com. Replays of these events will be posted on Illumina’s investor relations website after each event and for at least 30 days following.

“As we turn the page, we are excited to share our plan to accelerate topline growth, achieve operational excellence, deliver for our customers, and maximize value for shareholders in our upcoming strategy update,” said Thaysen. “Illumina is prepared to lead the next era of innovation in next generation sequencing by continuing to focus on strengthening our business and catalyzing the industry with an even greater focus on our customers’ priorities.”

Financing Information

As previously disclosed, on June 17, 2024, Illumina entered into a 364-day delayed draw credit agreement that provided for a senior unsecured term loan credit facility in an aggregate principal amount of up to $750 million. The credit facility was drawn in full on June 20, 2024, and the proceeds, together with cash from Illumina’s balance sheet, were used to fund cash to the balance sheet of GRAIL in connection with Illumina’s divestment of GRAIL. The current borrowing rate under the credit facility is approximately 6.70%.

Distribution Details

The separation was achieved through the distribution of 85.5% of the outstanding shares of GRAIL to holders of Illumina common stock at 12:01 a.m. ET on June 24, 2024 (the “Distribution Date”). In addition to retaining their shares of Illumina common stock, Illumina shareholders received one share of GRAIL common stock for every six shares of Illumina stock held as of close of business on the record date of June 13, 2024. Illumina retained 14.5% of the outstanding shares of GRAIL common stock.

On Tuesday, June 25, 2024, the first trading day following the Distribution Date, GRAIL will begin trading “regular way” on Nasdaq under the ticker symbol “GRAL.” There will no longer be two markets in Illumina common stock and Illumina will continue to trade on Nasdaq under the ticker symbol “ILMN.”

Fractional shares of GRAIL common stock were not distributed to Illumina shareholders and are instead being aggregated and sold in the open market. The net proceeds will be distributed pro rata, in cash, to Illumina shareholders who would otherwise have received a fractional share of GRAIL common stock.

For U.S. federal income tax purposes, Illumina’s U.S. shareholders (other than those subject to special rules) generally should not recognize a gain or loss as a result of the distribution of GRAIL shares, except with respect to cash received in lieu of fractional shares. Illumina shareholders are urged to consult with their tax advisors with respect to the U.S. federal, state, and local or foreign tax consequences, as applicable, of the spin-off.

For more information about the distribution, please contact the distribution agent, Computershare Trust Company, N.A., at 150 Royall Street, Canton, MA 02021 or at the telephone number 877-373-6374.

Use of forward-looking statements

Some of the statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could differ materially from expectations expressed or implied in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in (i) with respect to Illumina, Illumina’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q, including in each case under the heading Risk Factors, and in Illumina’s other filings with the U.S. Securities and Exchange Commission (the “SEC”) and (ii) with respect to GRAIL, GRAIL’s registration statement on Form 10 filed with the SEC on May 6, 2024 (as amended and further supplemented). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainty, and changes in circumstances including, without limitation, whether the spin-off will be consummated on the expected terms, or at all. Neither Illumina nor GRAIL undertake responsibility for updating these statements, and these statements speak only as of the date of this press release.

About Illumina

Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit www.illumina.com and connect with us on X (Twitter), Facebook, LinkedIn, Instagram, TikTok, and YouTube.

About GRAIL, Inc.

GRAIL, Inc., is a healthcare company whose mission is to detect cancer early, when it can be cured. GRAIL is focused on alleviating the global burden of cancer by using the power of next-generation sequencing, population-scale clinical studies, and state-of-the-art machine learning, software, and automation to detect and identify multiple deadly cancer types in earlier stages. GRAIL’s targeted methylation-based platform can support the continuum of care for screening and precision oncology, including multi-cancer early detection in symptomatic patients, risk stratification, minimal residual disease detection, biomarker subtyping, treatment and recurrence monitoring. GRAIL is headquartered in Menlo Park, CA with locations in Washington, D.C., North Carolina, and the United Kingdom. For more information, visit grail.com.

Contacts

Illumina investors:

Salli Schwartz

858-291-6421

IR@illumina.com

Illumina media:

Bonny Fowler

740-641-5579

PR@illumina.com

GRAIL investors:

Alex Dobbin

IR@grail.com

GRAIL media:

Trish Rowland

Kristen Davis

PR@grail.com